Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2014 Financial Results

HERCULES, CA - November 4, 2014 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the third quarter ended September 30, 2014.

Third-quarter reported revenues were $530.6 million, an increase of 5.1% compared to $505.1 million reported for the third quarter of 2013. On a currency-neutral basis, quarterly revenues increased 4.3% compared to the same period last year. Third-quarter gross margin was 54.4%, compared to 56.3% during the same quarter in 2013. Gross margin during the quarter was negatively impacted by $3.1 million of expenses related to the closing and consolidation of some small manufacturing locations. Margins were also negatively affected by continued pricing pressures in the diagnostics markets.

Net income for the third quarter was $11.5 million, or $0.39 per share on a fully diluted basis, compared to a net loss of ($7.1) million, or ($0.25) per share during the same period last year. Net income for the third quarter of 2014 includes an incremental accrual of $12.1 million for the final settlement of the previously disclosed investigation in connection with the United States Foreign Corrupt Practices Act, which compares to an accrual of $20 million recorded in the same period last year. (On November 3, 2014, Bio‑Rad announced the resolution of investigations by the U.S. Department of Justice and Securities and Exchange Commission).

Year-to-date revenues were $1.58 billion, an increase of 3.1% compared to $1.53 billion reported in the first three quarters of 2013. Adjusting for the impact of currency, year-to-date revenue growth was 2.7%.

Year-to-date net income for the first three quarters of 2014 was $49.8 million, or $1.71 per share on a fully diluted basis, compared to $47.7 million, or $1.65 per share reported during the same period in 2013. The change in net income resulted primarily from the increase of sales, reduced interest expense, and a gain of $7.0 million reflecting the revaluation of contingent considerations for certain acquisitions. These results were somewhat offset by a higher effective tax rate.

Cash flow was strong for the first nine months ended September 30, 2014, compared to the same period last year, as cash provided by operations was $233.1 million in 2014 versus $98.6 million last year.

“We are encouraged with the third-quarter results, which reflect customer acceptance of many recently introduced products and buoyancy in some markets,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer.

Life Science
The Life Science segment net sales for the third quarter were $172.8 million, an increase of 6.1% compared to the same period last year. On a currency-neutral basis, the Life Science segment sales increased by 5.5% compared to the third quarter of 2013. Growth during the quarter was fueled by sales of the Company’s Droplet Digital™ PCR, cell biology and protein separations products. Sales for the Life Science segment were particularly strong in Europe and North America. In September, the Company introduced ZOE™ Fluorescent Cell Imager, a digital imaging system that simplifies fluorescence imaging for cell culture applications.

Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the third quarter were $354.7 million, an increase of 4.7% compared to the third quarter in 2013. On a currency-neutral basis, the Clinical Diagnostics segment sales increased 3.9%. Results from the third quarter benefitted primarily from growth of immunohematology and autoimmune products. Sales for the Clinical Diagnostics segment reflected strength in Eastern Europe and Asia.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 4, 2014. Interested parties may access the call at 866-383-8009 (in the U.S.) or 617-597-5342 (international), passcode 64852364.

A live webcast of the conference call may be accessed in the Investor Relations area of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), passcode: 34114260, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for replay for up to a year and may be accessed in the Investor Relations area of www.bio-rad.com.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 7,800 people worldwide and had revenues exceeding $2.1 billion in 2013. For more information, visit our website at www.bio‑rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$530,644	$505,066	$1,576,820	$1,530,059
Cost of goods sold	242,068	220,850	715,713	674,330
Gross profit	288,576	284,216	861,107	855,729
Selling, general and administrative expense	202,550	202,238	600,663	583,486
Research and development expense	52,786	52,920	161,046	155,104
Income from operations	33,240	29,058	99,398	117,139
Interest expense	7,710	31,611	17,131	54,252
Foreign currency exchange losses, net	3,667	3,330	6,118	5,723
Other (income) expense, net	(613)	(667)	(9,662)	(10,711)
Income (loss) before income taxes	22,476	(5,216)	85,811	67,875
Provision for income taxes	(10,967)	(1,883)	(36,003)	(20,200)
Net income (loss) including noncontrolling interests	11,509	(7,099)	49,808	47,675
Net income attributable to noncontrolling interests	—	—	—	(21)
Net income (loss) attributable to Bio-Rad	$11,509	$(7,099)	$49,808	$47,654

Basic earnings per share:
Net income (loss) per basic share attributable to Bio-Rad	$0.40	$(0.25)	$1.73	$1.67
Weighted average common shares - basic	28,884	28,603	28,834	28,545

Diluted earnings per share:
Net income (loss) per diluted share attributable to Bio-Rad	$0.39	$(0.25)	$1.71	$1.65
Weighted average common shares - diluted	29,141	28,603	29,097	28,870

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$424,593	$331,551
Short-term investments	277,985	277,369
Accounts receivable, net	354,401	422,660
Inventories, net	516,047	516,245
Other current assets	191,419	209,654
Total current assets	1,764,445	1,757,479

Property, plant and equipment, net	420,897	414,401
Goodwill, net	513,454	517,770
Purchased intangibles, net	273,527	266,188
Other assets	413,701	432,952
Total assets	$3,386,024	$3,388,790

Current liabilities:
Accounts payable	$126,640	$148,510
Accrued payroll and employee benefits	148,283	130,658
Notes payable and current maturities of long-term debt	1,471	1,786
Income and other taxes payable	24,399	33,555
Other current liabilities	202,990	172,963
Total current liabilities	503,783	487,472

Long-term debt, net of current maturities	435,739	435,615
Other long-term liabilities	269,772	278,981
Total liabilities	1,209,294	1,202,068

Total stockholders’ equity	2,176,730	2,186,722
Total liabilities and stockholders’ equity	$3,386,024	$3,388,790

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Cash received from customers	$1,613,723	$1,531,251
Cash paid to suppliers and employees	(1,352,654)	(1,335,844)
Interest paid	(10,757)	(50,188)
Income tax payments	(31,105)	(59,720)
Other operating activities	13,889	13,087
Net cash provided by operating activities	233,096	98,586
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(43,645)	(68,510)
Other investing activities	(97,422)	108,874
Net cash (used in) provided by investing activities	(141,067)	40,364
Cash flows from financing activities:
Payments on long-term borrowings	(181)	(300,178)
Other financing activities	8,245	(15,287)
Net cash provided by (used in) financing activities	8,064	(315,465)
Effect of foreign exchange rate changes on cash	(7,051)	4,920
Net increase (decrease) in cash and cash equivalents	93,042	(171,595)
Cash and cash equivalents at beginning of period	331,551	463,388
Cash and cash equivalents at end of period	$424,593	$291,793

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$49,808	$47,675
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	110,129	105,181
Changes in working capital	61,772	(63,963)
Other	11,387	9,693
Net cash provided by operating activities	$233,096	$98,586